Exhibit F

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

CAIS Sports, Media and Entertainment Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Transaction Valuation		Fee Rate		Amount of Filing Fee
Fees to Be Paid	$8,199,801.71	(1)	0.00013810	(2)	$1,132.39
Fees Previously Paid	-				-
Total Transaction Valuation	$8,199,801.71	(1)
Total Fees Due for Filing					$1,132.39
Total Fees Previously Paid					-
Total Fee Offsets					-
Net Fee Due					$1,132.39

(1)	Estimated for purposes of calculating the amount of the filing fee only. Calculated as the aggregate maximum purchase price for common shares of beneficial interest, based on the net asset value of CAIS Sports, Media and Entertainment Fund as of March 31, 2026.
(2)	Calculated at $138.10 per $1,000,000 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Fee Rate Advisory No. 1 for fiscal year 2026.

Table 2 - Fee Offset Claims and Sources

Not applicable.

F-1